FOR IMMEDIATE RELEASE

                            GLOBAL GOLD CORPORATION

Contacts:         Investor Relations.
                  Andrew Barwicki
                  203-422-2320
                  abarwicki@globalgoldcorp.com


 GLOBAL GOLD OPTIONS THE RIGHT TO ACQUIRE URANIUM EXPLORATION PROPERTIES IN THE
                     PROVINCE OF NEWFOUNDLAND AND LABRADOR

Greenwich, Connecticut --- January 23, 2007--- Global Gold Corporation (OTCBB - GBGD ) (www.globalgoldcorp.com ), through its Global Gold Uranium, LLC subsidiary announced that it has optioned with the right to acquire a 100-percent interest in various mineral properties at or near Great Lake and Shallow Lake, both in Labrador, Canada.

Highlights, Grand Lake Uranium Claims:
- Grab sample geochemical values of 5,301 ppm U3O8 and 3,543 ppm U3O8 in boulders and bedrock

- Radioactive anomalies verified during 2006 exploration

- Mineralized showings with pitchblende in pegmatitic veins

- Supporting historic anomalous scintillometer U/Th/K readings

- Area surrounded by regional lake sediment U anomalies

- Located along the north shoreline of Grand Lake 50 km N of Goose Bay

Highlights, Shallow Lake Uranium Claims:
- Airborne radiometric survey now completed as part of 2006 exploration, data to be processed

- Linear trend of radiometric targets: approximately 10 km long within regional target defined during previous airborne radiometric survey

-        Identification of radioactive mineral occurrences in bedrock

- Ground confirmation of radioactive boulder trains, with local provenance

- Many rare earth element (REE) and several U/TH and Cu occurrences in immediate area, which has not yet been adequately explored

To enhance its holdings Global Gold Uranium has recently completed the staking of 300 additional claims (approximately 18,531 acres) in the vicinity of Grand Lake and Shallow Lake properties.


      Global Gold Corporation o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330


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"This  is a  strategic  acquisition  for our  company,"  stated  Van  Krikorian,
Chairman and Chief Executive Officer of Global Gold Corporation. "The formation of Global Gold Uranium was designed to locate uranium properties that would separate and diversify our operations to optimize the use of exploration methods specifically designed to target precious metals and uranium."

Global Gold Corporation is an international gold mining, development and exploration company with mining properties in Chile and Armenia. Global Gold has consolidated properties in the North Central part of Armenia. The company has offices in Santiago, Chile, and Yerevan, Armenia. Global Gold Uranium, LLC is a wholly owned subsidiary of Global Gold Corp. engaged in the exploration for and development of uranium deposits. More information can be found at www.globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.


      Global Gold Corporation o 45 East Putnam Avenue o Greenwich, CT 06830
                     Phone: 203.422.2300 o Fax: 203.422.2330